EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports First Quarter Fiscal 2019 Results

•	Net sales $741 million

•	Diluted EPS $0.75; adjusted diluted EPS $0.87

•	Returned $63 million to shareholders through share repurchases and dividends

•	Company reaffirms full year fiscal 2019 outlook: net sales growth of 1% to 2%; adjusted diluted EPS growth of 4% to 6%
ATLANTA, April 30, 2019 - Carter’s, Inc. (NYSE:CRI), the largest branded marketer in North America of apparel exclusively for babies and young children, today reported its first quarter fiscal 2019 results.
“We exceeded our sales and earnings objectives in the first quarter,” said Michael D. Casey, Chairman and Chief Executive Officer. “As expected, demand for our brands improved meaningfully in the weeks leading up to Easter, which occurred three weeks later than last year. Given the current trends in our business and favorable response to our product offerings and marketing strategies, we are expecting good growth in sales and earnings this year and are reaffirming our growth objectives for 2019.”
Consolidated Results
First Quarter of Fiscal 2019 compared to First Quarter of Fiscal 2018
Net sales decreased $14.7 million, or 1.9%, to $741.1 million, principally driven by declines in the Company’s U.S. Retail and U.S. Wholesale segments. Changes in foreign currency exchange rates in the first quarter of fiscal 2019 compared to the first quarter of fiscal 2018 adversely affected consolidated net sales in the first quarter of fiscal 2019 by $3.0 million, or 0.4%. On a constant currency basis (a non-GAAP measure), consolidated net sales decreased 1.5% in the first quarter of fiscal 2019.
Operating income in the first quarter of fiscal 2019 increased $0.5 million, or 0.7%, to $60.8 million, compared to $60.3 million in the first quarter of fiscal 2018. Fiscal 2018 results include $12.8 million in charges related to the bankruptcy of a wholesale customer, Toys “R” Us. Operating margin increased 20 basis points to 8.2%, compared to 8.0% in the first quarter of fiscal 2018.
Adjusted operating income (a non-GAAP measure which excludes unusual items in the first quarters of fiscal 2019 and 2018) decreased $12.4 million, or 17.0%, to $60.3 million, compared to $72.7 million in the first quarter of fiscal 2018. Adjusted operating margin (a non-GAAP measure) decreased 150 basis points to 8.1%, compared to 9.6% in the first quarter of fiscal 2018, which principally reflects changes in channel and customer mix and higher distribution and freight expenses.
Net income in the first quarter of fiscal 2019 decreased $8.0 million, or 18.8%, to $34.5 million, or $0.75 per diluted share, compared to $42.5 million, or $0.89 per diluted share, in the first quarter of fiscal 2018.  Fiscal 2019 results include an after-tax net charge of $5.2 million. The net charge relates to early extinguishment of debt, costs related to organizational restructuring, and changes in the Company’s business model in China. Fiscal 2018 results include after-tax net charges totaling $9.5 million, principally related to the wholesale customer bankruptcy noted above.
Adjusted net income (a non-GAAP measure which excludes the unusual items noted above) decreased $12.3 million, or 23.7%, to $39.6 million, compared to $52.0 million in the first quarter of fiscal 2018. Adjusted earnings per diluted share (a non-GAAP measure) in the first quarter of fiscal 2019 declined 20.4% to $0.87, compared to $1.09 in the first quarter of fiscal 2018.
Cash flow from operations in the first quarter of fiscal 2019 was $37.0 million compared to $64.1 million in the first quarter of fiscal 2018. The decline reflects working capital changes and the decrease in net income.
See the “Reconciliation of GAAP to Adjusted Results” section of this release for additional disclosures and reconciliations regarding non-GAAP measures.
Business Segment Results
U.S. Retail Segment
First Quarter of Fiscal 2019 compared to First Quarter of Fiscal 2018
U.S. Retail segment sales decreased $6.7 million, or 1.7%, to $377.1 million. U.S. Retail comparable sales declined 3.7%, reflecting a decline in store sales which were partially offset by growth in eCommerce sales. The Company believes first quarter fiscal 2019 sales were adversely affected by the later timing of Easter, cold weather around the country, and the Gymboree liquidation.

In the first quarter of fiscal 2019, the Company opened four stores and closed fourteen stores in the United States. As of the end of the first quarter of fiscal 2019, the Company operated 834 retail stores in the United States.
U.S. Wholesale Segment
First Quarter of Fiscal 2019 compared to First Quarter of Fiscal 2018
U.S. Wholesale segment net sales decreased $5.5 million, or 1.9%, to $275.4 million, reflecting lower shipments principally due to the loss of sales to Toys “R” Us and Bon-Ton. Toys “R” Us and Bon-Ton contributed $13 million in aggregate to net sales in the first quarter of 2018.
International Segment
First Quarter of Fiscal 2019 compared to First Quarter of Fiscal 2018
International segment net sales decreased $2.6 million, or 2.8%, to $88.6 million, reflecting unfavorable movements in foreign currency exchange rates and lower contributions from Canada and China, partially offset by increased demand in Mexico and other markets outside of North America.
Changes in foreign currency exchange rates in the first quarter of fiscal 2019 compared to the first quarter of fiscal 2018 adversely affected International segment net sales in the first quarter of fiscal 2019 by $3.0 million, or 3.3%. On a constant currency basis (a non-GAAP measure), International segment net sales increased 0.5%.
In the first quarter of fiscal 2019, the Company completed the transition of its China retail and wholesale operations to a new, single partner in this market under a full licensing model.
As of the end of the first quarter of fiscal 2019, the Company operated 187 retail stores in Canada and 42 retail stores in Mexico.
Return of Capital
In the first quarter of fiscal 2019, the Company returned to shareholders a total of $62.7 million through share repurchases and cash dividends as described below.
During the first quarter, the Company repurchased and retired 460,257 shares of its common stock for $40.0 million at an average price of $86.83 per share.
Fiscal year-to-date through April 29, 2019, the Company repurchased and retired a total of 634,219 shares for $57.8 million at an average price of $91.21 per share.

All shares were repurchased in open market transactions pursuant to applicable regulations for such transactions. As of April 29, 2019, the total remaining capacity under the Company’s previously announced repurchase authorizations was approximately $335 million.
In the first quarter of fiscal 2019, the Company paid a cash dividend of $0.50 per share totaling $22.8 million. Future declarations of quarterly dividends and the establishment of related record and payment dates will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company’s future financial performance and other considerations.
2019 Business Outlook
For the second quarter of fiscal 2019, the Company projects net sales will increase approximately 4% to 6% compared to the second quarter of fiscal 2018 and adjusted diluted earnings per share to be approximately comparable to diluted earnings per share of $0.79 in the second quarter of fiscal 2018. Note that there were no adjustments to second quarter fiscal 2018 GAAP results.
For fiscal 2019, the Company projects net sales will increase approximately 1% to 2% compared to fiscal 2018 and adjusted diluted earnings per share will increase approximately 4% to 6% compared to adjusted diluted earnings per share of $6.29 in fiscal 2018. This fiscal 2019 adjusted earnings forecast excludes the following pre-tax items: 1) charges totaling $7.8 million related to early extinguishment of debt; 2) expenses of $1.6 million related to organizational restructuring; and 3) a benefit of $2.1 million related to the sale of inventory previously reserved in China. These three items were recorded in the first quarter of fiscal 2019.
The Company believes these non-GAAP measurements provide investors with a meaningful view of the Company’s core operating results, and are the same measurements used by the Company’s executive management to assess the Company’s performance.
Adoption of New Accounting Standard
In fiscal 2019, the Company adopted the Financial Accounting Standards Board’s Accounting Standards Codification No. 842, Leases (“ASC 842”), which requires substantially all of its operating leases, including retail leases, to be recorded on the balance sheet as a right-of-use asset and lease liability. The adoption of ASC 842 had a material impact on the Company’s consolidated balance sheets, but did not have a material impact on its consolidated income statements or statements of cash flows.

Conference Call
The Company will hold a conference call with investors to discuss first quarter fiscal 2019 results and its business outlook on April 30, 2019 at 8:30 a.m. Eastern Daylight Time. To participate in the call, please dial 323-794-2591. To listen to a live broadcast via the internet and view the accompanying presentation materials, please visit ir.carters.com and select links for “News & Events” followed by “Webcasts & Presentations”. A replay of the call will be available shortly after the broadcast through May 9, 2019, at 888-203-1112 (U.S. / Canada) or 719-457-0820 (international), passcode 3163966. The replay will also be archived online on the “Webcasts & Presentations” page noted above.
About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through more than 1,000 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, and www.cartersoshkosh.ca. The Company’s Child of Mine brand is available at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon. The Company also owns Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for the second quarter of fiscal 2019 and fiscal year 2019, or any other future period, assessments of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Certain of the risks and uncertainties that could cause actual results and performance to differ materially are described in the Company’s most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission from time to time under the headings “Risk Factors”. Included among the risks and uncertainties that may impact future results are the risks of: financial difficulties for one or more of the Company’s major customers, vendors, or licensees, or an overall decrease in consumer spending; our products not being accepted in the marketplace due to quality concerns, changes in consumer preference and fashion trends, or otherwise; losing one or more major customers, vendors, or licensees due to competition, inadequate quality of the Company’s products, or otherwise; negative publicity, including as a result of product recalls or otherwise; a failure to protect the Company’s intellectual property; a failure to meet regulatory requirements, including those relating to product quality and safety; extreme or unseasonable weather conditions; various types of litigation, including class action litigation brought under various consumer protection, employment, and privacy and information security laws; a breach of the Company’s consumer databases, systems, or processes; deflationary pressures on our selling price and increases in production costs; unsuccessful expansion into international markets or failure to successfully manage legal, regulatory, political and economic risks of the Company’s existing operations, including unexpected changes in regulatory requirements and maintaining compliance with worldwide anti-bribery laws; disruptions, slow-downs, or strikes in the Company’s supply chain, including disruptions resulting from increases in the cost of raw materials or labor, foreign supply sources, the Company’s distribution centers, or in-sourcing capabilities; failure to successfully integrate acquired businesses; fluctuations in foreign currency exchange rates; the imposition of new regulations relating to imports, tariffs, duties, or taxes; and an inability to obtain additional financing on favorable terms. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended
	March 30, 2019	March 31, 2018
Net sales	$741,057	$755,786
Cost of goods sold	425,190	423,309
Gross profit	315,867	332,477
Royalty income, net	8,544	7,994
Selling, general, and administrative expenses	263,652	280,162
Operating income	60,759	60,309
Interest expense	9,629	7,985
Interest income	(228)	(166)
Other (income) expense, net	(211)	(382)
Loss on extinguishment of debt	7,823	—
Income before income taxes	43,746	52,872
Provision for income taxes	9,280	10,403
Net income	$34,466	$42,469

Basic net income per common share	$0.76	$0.90
Diluted net income per common share	$0.75	$0.89
Dividend declared and paid per common share	$0.50	$0.45

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended
	March 30, 2019	% of Total Net Sales	March 31, 2018	% of Total Net Sales
Net sales:
U.S. Retail (a)	$377,053	50.9%	$383,742	50.8%
U.S. Wholesale	275,367	37.2%	280,832	37.1%
International (b)	88,637	12.0%	91,212	12.1%
Total net sales	$741,057	100.0%	$755,786	100.0%

Operating income (loss):		% of Segment Net Sales		% of Segment Net Sales
U.S. Retail (c)	$23,949	6.4%	$29,518	7.7%
U.S. Wholesale (d)	55,456	20.1%	50,272	17.9%
International (e) (f)	4,958	5.6%	3,762	4.1%
Corporate expenses (g) (h)	(23,604)		(23,243)
Total operating income	$60,759	8.2%	$60,309	8.0%

(a)	Includes retail store and eCommerce results.

(b)	Includes international retail, eCommerce, and wholesale sales.

(c)	Fiscal quarter ended March 31, 2018 includes insurance recovery of approximately $0.4 million associated with storm-related store closures.

(d)	Fiscal quarter ended March 31, 2018 includes $12.8 million of charges related to a customer bankruptcy.

(e)	Includes international licensing royalty income.

(f)	Fiscal quarter ended March 30, 2019 includes a benefit of $2.1 million related to the sale of inventory previously reserved in China.

(g)
Corporate expenses include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, office occupancy, information technology, legal, consulting, and audit fees.

(h)	Fiscal quarter ended March 30, 2019 includes $1.6 million in charges related to organizational restructuring.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	March 30, 2019	December 29, 2018	March 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$160,149	$170,077	$180,256
Accounts receivable, net	239,239	258,259	221,186
Finished goods inventories	519,752	574,226	479,344
Prepaid expenses and other current assets	51,887	40,396	54,297
Total current assets	971,027	1,042,958	935,083
Property, plant, and equipment, net of accumulated depreciation of $468,251, $448,898, and $416,153, respectively	337,475	350,437	369,064
Operating lease assets	704,554	—	—
Tradenames, net	365,630	365,692	365,506
Goodwill	228,019	227,101	230,008
Customer relationships, net	43,669	44,511	47,369
Other assets	29,570	28,159	28,176
Total assets	$2,679,944	$2,058,858	$1,975,206

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$108,221	$199,076	$116,310
Current operating lease liabilities	152,157	—	—
Other current liabilities	101,376	128,345	109,626
Total current liabilities	361,754	327,421	225,936

Long-term debt, net	625,278	593,264	617,541
Deferred income taxes	90,230	87,347	87,422
Long-term operating lease liabilities	692,056	—	—
Other long-term liabilities	61,222	181,393	189,493
Total liabilities	$1,830,540	$1,189,425	$1,120,392

Commitments and contingencies

Stockholders' equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at March 30, 2019, December 29, 2018, and March 31, 2018	$—	$—	$—
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 45,379,827, 45,629,014 and 47,113,576 shares issued and outstanding at March 30, 2019, December 29, 2018 and March 31, 2018, respectively	454	456	471
Accumulated other comprehensive loss	(39,428)	(40,839)	(30,855)
Retained earnings	888,378	909,816	885,198
Total stockholders' equity	849,404	869,433	854,814
Total liabilities and stockholders' equity	$2,679,944	$2,058,858	$1,975,206

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended
	March 30, 2019	March 31, 2018
Cash flows from operating activities:
Net income	$34,466	$42,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	22,629	21,137
Amortization of intangible assets	937	921
Amortization of debt issuance costs	367	431
Stock-based compensation expense	4,613	4,944
Unrealized foreign currency exchange gain, net	(210)	(353)
Provisions for doubtful accounts receivable from customers	(2,562)	11,051
Loss on extinguishment of debt	7,823	—
Loss on disposal of property, plant, and equipment, net of recoveries	433	350
Deferred income taxes	3,242	2,968
Effect of changes in operating assets and liabilities:
Accounts receivable	21,891	8,623
Finished goods inventories	55,852	68,294
Prepaid expenses and other assets	(717,808)	(1,970)
Accounts payable and other liabilities	605,350	(94,758)
Net cash provided by operating activities	37,023	64,107

Cash flows from investing activities:
Capital expenditures	$(9,371)	$(14,744)
Disposals and recoveries from property, plant, and equipment	—	373
Net cash used in investing activities	(9,371)	(14,371)

Cash flows from financing activities:
Proceeds from senior subordinated notes due 2027	$500,000	$—
Payment of senior subordinated notes due 2021	(400,000)	—
Premiums paid to extinguish debt	(5,252)	—
Payment of debt issuance costs	(5,722)	—
Borrowings under secured revolving credit facility	70,000	50,000
Payments on secured revolving credit facility	(135,000)	(50,000)
Repurchases of common stock	(39,966)	(25,195)
Dividends paid	(22,756)	(21,244)
Withholdings from vestings of restricted stock	(4,077)	(6,583)
Proceeds from exercises of stock options	4,780	4,769
Net cash used in financing activities	(37,993)	(48,253)

Effect of exchange rate changes on cash and cash equivalents	413	279
Net (decrease) / increase in cash and cash equivalents	(9,928)	1,762
Cash and cash equivalents, beginning of period	170,077	178,494
Cash and cash equivalents, end of period	$160,149	$180,256

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended March 30, 2019
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$315.9	42.6%	$263.7	35.6%	$60.8	8.2%	$34.5	$0.75
Debt extinguishment loss (b)	—		—		—		6.0	0.13
Organizational restructuring costs (c) (d)	—		(1.6)		1.6		1.3	0.03
China business model change (e)	(2.1)		—		(2.1)		(2.1)	(0.05)
As adjusted (a)	$313.8	42.3%	$262.0	35.4%	$60.3	8.1%	$39.6	$0.87

	Fiscal Quarter Ended March 31, 2018
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$332.5	44.0%	$280.2	37.1%	$60.3	8.0%	$42.5	$0.89
Customer bankruptcy charges (c) (f)	—		(12.8)		12.8		9.8	0.20
Store restructuring costs (c) (g)	—		0.4		(0.4)		(0.3)	(0.01)
As adjusted (a)	$332.5	44.0%	$267.8	35.4%	$72.7	9.6%	$52.0	$1.09

	Fiscal Year Ended December 29, 2018
	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$1,497.5	$1,145.0	$391.4	$282.1	$6.00
Customer bankruptcy charges, net (c) (f)	—	(10.9)	10.9	8.3	0.18
China business model change (e)	3.9	(1.4)	5.3	5.3	0.11
Store restructuring costs (c) (g)	—	0.4	(0.4)	(0.3)	(0.01)
As adjusted (a)	$1,501.4	$1,133.1	$407.3	$295.4	$6.29

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present gross margin, SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

(b)	Related to the redemption of the $400 million aggregate principal amount of senior notes due 2021 in March 2019 that were previously issued by a wholly-owned subsidiary of the Company.

(c)
The difference between the impacts on operating income and net income represents the income taxes related to the adjustment item (calculated using the applicable tax rate of the underlying jurisdiction).

(d)	Costs associated with severance as a result of an organizational restructuring.

(e)	Net costs associated with transitioning to a full licensing model in China.

(f)	Related to the Toys "R" Us bankruptcy.

(g)	Insurance recovery associated with unusual storm-related store closures.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	Fiscal Quarter Ended
	March 30, 2019	March 31, 2018
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	45,070,796	46,772,737
Dilutive effect of equity awards	300,239	618,678
Diluted number of common and common equivalent shares outstanding	45,371,035	47,391,415
As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$34,466	$42,469
Income allocated to participating securities	(291)	(325)
Net income available to common shareholders	$34,175	$42,144
Basic net income per common share	$0.76	$0.90
Diluted net income per common share:
Net income	$34,466	$42,469
Income allocated to participating securities	(291)	(323)
Net income available to common shareholders	$34,175	$42,146
Diluted net income per common share	$0.75	$0.89
As adjusted (a):
Basic net income per common share:
Net income	$39,623	$51,956
Income allocated to participating securities	(337)	(400)
Net income available to common shareholders	$39,286	$51,556
Basic net income per common share	$0.87	$1.10
Diluted net income per common share:
Net income	$39,623	$51,956
Income allocated to participating securities	(336)	(397)
Net income available to common shareholders	$39,287	$51,559
Diluted net income per common share	$0.87	$1.09

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $5.2 million and $9.5 million in after-tax expenses from these results for the fiscal quarters ended March 30, 2019 and March 31, 2018, respectively.

Note: Results may not be additive due to rounding.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Fiscal Quarter Ended		Four Fiscal Quarters Ended
	March 30, 2019	March 31, 2018	March 30, 2019
Net income	$34.5	$42.5	$274.1
Interest expense	9.6	8.0	36.2
Interest income	(0.2)	(0.2)	(0.6)
Income tax expense	9.3	10.4	72.8
Depreciation and amortization	23.6	22.1	91.2
EBITDA	$76.7	$82.7	$473.6

Adjustments to EBITDA
Debt extinguishment loss (a)	7.8	—	7.8
China business model change, net (b)	(2.1)	—	3.2
Organizational restructuring costs (c)	1.6	—	1.6
Store restructuring costs (d)	—	(0.4)	—
Customer bankruptcy charges, net (e)	—	12.8	(1.9)
Adjusted EBITDA	$84.1	$95.2	$484.5

(a)	Related to the redemption of the $400 million aggregate principal amount of senior notes due 2021 in March 2019 that were previously issued by a wholly-owned subsidiary of the Company.

(b)	Net costs associated with transitioning to a full licensing model in China.

(c)	Costs associated with severance as a result of an organizational restructuring.

(d)	Insurance recovery associated with unusual storm-related closures.

(e)	Related to the Toys "R" Us bankruptcy.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in footnotes (a) - (e) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These measures also afford investors a view of what management considers to be the Company's core performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The table below reflects the calculation of constant currency net sales on a consolidated and International segment basis for the fiscal quarter ended March 30, 2019:

	Fiscal Quarter Ended
	Reported Net Sales March 30, 2019	Impact of Foreign Currency Translation	Constant-Currency Net Sales March 30, 2019	Reported Net Sales March 31, 2018	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$741.1	$(3.0)	$744.1	$755.8	(1.9)%	(1.5)%
International segment net sales	$88.6	$(3.0)	$91.7	$91.2	(2.8)%	0.5%

The Company evaluates its net sales on both an “as reported” and a “constant currency” basis.  The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods.  Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period.  The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar.  The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.